SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
PINNACLE AIRLINES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

To Our Stockholders:
      On behalf of our Board of Directors and management, we are pleased to cordially invite you to attend the Pinnacle Airlines Corp. 2005 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at the Hilton Park Vista, 939 Ridgelake Blvd., Memphis, Tennessee on Thursday, May 12, 2005, at 3:00 p.m. Central Time. At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.
      It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and mail the enclosed proxy card in the envelope provided, or to vote by telephone or internet according to the enclosed instructions.
      Sincerely,

Stephen E. Gorman	Philip H. Trenary
Chairman of the Board	Chief Executive Officer and Director
April 11, 2005
Memphis, Tennessee

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2005

To the Stockholders of Pinnacle Airlines Corp.:
      The 2005 Annual Meeting of the Stockholders of Pinnacle Airlines Corp. (the “Company”) will be held at the Hilton Park Vista, 939 Ridgelake Blvd., Memphis, Tennessee on Thursday, May 12, 2005, at 3:00 p.m., Central Time, for the following purposes:

1.	To elect three Class I directors to serve a term expiring at the annual meeting of stockholders to be held in 2008;

2.	To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or adjournments thereof.
      The Board of Directors has fixed the close of business on March 28, 2005 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting.

By Order of the Board of Directors,

Peter D. Hunt
Vice President, Chief Financial
Officer and Corporate Secretary
Memphis, Tennessee
April 11, 2005
      Please authorize your proxy or direct your vote by internet or telephone as described in the enclosed proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed form of proxy and return it promptly by mail in the envelope provided. If you mail the proxy card, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

i

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2005

General Information
Solicitation of Proxies
      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pinnacle Airlines Corp. (the “Company”) for use at the Annual Meeting of Stockholders to be held on Thursday, May 12, 2005 at the Hilton Park Vista, 939 Ridgelake Blvd., Memphis, Tennessee at 3:00 p.m., Central Time or any postponement or adjournment thereof (the “Annual Meeting”). This proxy statement and the accompanying proxy, which are accompanied by a copy of our 2004 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 11, 2005.
      The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record. The Company will reimburse such persons for their expenses in connection therewith.
Voting of Proxies
      Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Using the enclosed instructions, you are requested to vote, sign, date and mail your proxy using the postage-paid envelope provided. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted as recommended by the Board of Directors.
Outstanding Shares and Voting Rights
      The Board of Directors has set March 28, 2005 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were outstanding 21,945,260 shares of Common Stock, par value $0.01 per share (the “Common Stock”) and one share of Series A Preferred Stock, stated value $100 per share (“Series A Preferred Stock”).

      Common Stock. Subject to certain limitations on voting by non-U.S. citizens discussed below, each share of the Company’s Common Stock is entitled to one vote per share on the matters proposed.
      Series A Preferred Stock. The Company currently has one share of its Series A Preferred Stock authorized, designated and outstanding. This share is owned by Northwest Airlines Corporation (“Northwest”). This share entitles Northwest to elect two members of the Company’s Board of Directors for one-year terms on an annual basis. Further, the Company may not take the following actions without the approval of Northwest:

•	enter into business combinations and change of control transactions with a third party;

•	sell or dispose of any capital stock of Pinnacle Airlines, Inc. or substantially all of the assets of the Company or any affiliates;

•	effect reorganizations and restructuring transactions;

•	acquire airline assets that generate annual revenues of $500 million or more;

•	increase the size of the Company’s Board of Directors;

•	agree to allow a major airline other than Northwest to appoint more than one director to the Company’s board;

•	approve any shareholder rights plan or the redemption of any rights issued thereunder;

•	amend the Company’s certificate of incorporation in a manner that would adversely affect the rights of the Series A Preferred Stockholder; or

•	enter into any definitive agreements relating to the foregoing matters.
      The Company’s certificate of incorporation provides that no shares of its capital stock may be voted by or at the direction of persons who are not United States (“U.S.”) citizens unless such shares are registered on a separate stock record. The Company’s bylaws further provide that no shares will be registered on such separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. U.S. law currently limits to 25% the voting power in the Company (or any other U.S. airline) of persons who are not citizens of the U.S.
Revocation of Proxies
      A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy, either by mail or by telephone, prior to the voting of the proxy, or by voting in person at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
Quorum; Vote Required
      A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the 2005 Annual Meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, as would broker non-votes. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. The nature of Proposal 1, regarding the election of the Class I directors, allows brokers discretionary voting in the absence of timely instructions from beneficial owners, so there should not be any broker non-votes in connection with that Proposal.

Shareholder Communications with Directors
      Shareholder or interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.” Electronic communications should be sent to shareholdercommunications@nwairlink.com. All communications so received will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the Chairman of the Nominating and Governance Committee.
      Directors are encouraged to attend the Annual Meeting of Stockholders.
Proposal 1:
ELECTION OF DIRECTORS
      It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to the Company’s bylaws, directors will be elected by a plurality of the votes duly cast at the stockholders meeting. If elected, the nominees will serve as Class I directors and will hold office until the Annual Meeting of Stockholders to be held in 2008 and until successors have been duly elected and qualified. The Company does not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Annual Meeting, the Company anticipates that proxies will be voted for another nominee to be selected by the Board of Directors.
General
      The Company’s Board of Directors currently consists of ten persons: three Class I directors with terms expiring at this 2005 Annual Meeting of Stockholders, two Class II directors with terms expiring at the 2006 Annual Meeting of Stockholders, three Class III directors with terms expiring at the 2007 Annual Meeting of Stockholders and two directors elected by Northwest, the holder of Series A Preferred Stock, with terms expiring at this 2005 Annual Meeting of Stockholders. There is no family relationship between the nominees for directors and any other director or executive officer.
      At the Annual Meeting, stockholders will vote on the nominees for Class I directors listed below. The nominees are currently the Company’s only Class I directors. The term of the Class I directors elected at the Annual Meeting will continue until the Annual Meeting of Stockholders in 2008.
Information Concerning Common Stock Class I Directors Nominees

Class I Directors
      Philip H. Trenary, age 50, has been a member of our Board of Directors since March 2004 and has been President and Chief Executive Officer (“CEO”) of the Company since April 1997. Mr. Trenary was the founder and former Chief Executive Officer of Lone Star Airlines and served as Chief Executive Officer of that company from 1984 to 1996.
      James E. McGehee, Jr., age 75, has been a member of our Board of Directors since March 2004 and has been Chairman and owner of McGehee Realty and Development Company, located in Memphis, Tennessee, since 1967. Mr. McGehee was Chairman of the Board and Chief Executive Officer for McGehee Mortgage Company from 1951 through 1985. Mr. McGehee served as Chairman for the Memphis-Shelby County Airport Authority Board of Commissioners from 1981 through 1996. Additional organizations he has served are National Commerce Financial Corporation’s Board of Directors, Rhodes College Board of Trustees, Baptist Memorial Hospital Advisory Board and the Campbell Clinic Foundation Board of Trustees.
      Robert A. Peiser, age 56, has been a member of our Board of Directors since January 2003. He has served as President, Chief Executive Officer and a Director of Imperial Sugar Company since April 2002. Prior to this role, he was chairman of the Board and Chief Executive Officer of Vitality Beverages, Inc. from 1999 to

2002. In addition, he served as President and Chief Executive Officer of Western Pacific Airlines from 1996 to 1998 and was Executive Vice President and Chief Financial Officer of Trans World Airlines, Inc. from 1994 to 1996.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Other Common Stock Directors

Class II Directors
      Donald J. Breeding, age 70, has been a member of our Board of Directors since January 2003. Mr. Breeding has been President and Chief Executive Officer of Airline Management, LLC since 1997. From 1992 to 1997, he served as President, Chief Executive Officer and Director of Continental Micronesia, a majority owned subsidiary of Continental Airlines, and from 1988 to 1992 he served as Senior Vice President, Operations for Continental Airlines. Prior to joining Continental Airlines, he served in a number of executive positions for Eastern Airlines and Texas International Airlines. Mr. Breeding is also a Director of Reliant Resources.
      R. Philip Shannon, age 57, has been a member of our Board of Directors since July 2003. He was an Assurance Partner with KPMG LLP from 1984 to 2001. Previously, he held other positions with the firm from 1972 to 1984. While with the firm, he served as a member of the National Industrial Products Committee and the Southeast Area Manufacturing Committee, and was Partner in Charge for the Southeast Area Industrial Products Group.

Class III Directors
      Stephen E. Gorman, age 49, has been Chairman of our Board of Directors since January 2003. Mr. Gorman has been President and Chief Executive Officer of Greyhound Lines, Inc. since June 2003. He was President, North America of Krispy Kreme Doughnuts from August 2001 to June 2003. From 1996 to August 2001, Mr. Gorman served in a number of senior management positions for Northwest. He was Executive Vice President, Technical Operations and Flight Operations of Northwest from February 2001 to August 2001, Senior Vice President, Technical Operations from January 1999 to February 2001, and Vice President, Engine Maintenance Operations from 1996 to January 1999. Prior to joining Northwest, Mr. Gorman was Vice President, Operations for Aviall, Inc.
      Thomas S. Schreier, Jr., age 42, has been a member of our Board of Directors since January 2003. Mr. Schreier has been Chief Executive Officer of U.S. Bancorp Asset Management since November 2000 and President of First American Funds since February 2001. From 1998 to November 2000, Mr. Schreier served as Senior Managing Director and Head of Equity Research for U.S. Bancorp Piper Jaffray, Inc. Prior to joining U.S. Bancorp Piper Jaffray, Inc., Mr. Schreier was a Senior Airline Equity Analyst and Director in the Equity Research department at Credit Suisse First Boston. He also served as Vice President of Finance for Northwest from May 1995 to August 1996.
      Nicholas R. Tomassetti, age 69, has been a member of our Board of Directors since January 2003. Mr. Tomassetti has been President and Chief Executive Officer of NRT Associates since January 2002. From March 2000 through January 2002, he served as President and Chief Executive Officer of Airbus North America Holdings, Inc. and from 1994 to March 2000, he served as President and Chief Operating Officer of that company. Prior to joining Airbus, Mr. Tomassetti served in a number of executive positions for Douglas Aircraft Corporation and Pratt & Whitney. Mr. Tomassetti is also a Director of EarthFirst Technologies, Inc. and Pantheon Chemical, Inc.

Directors Appointed by Northwest
      J. Timothy Griffin, age 53, has been a member of our Board of Directors since July 2003. Mr. Griffin has been designated and elected by Northwest pursuant to the terms of the Series A Preferred Stock. Mr. Griffin has served as Executive Vice President, Marketing and Distribution of Northwest since January 1999. From

June 1993 to January 1999, Mr. Griffin served as Senior Vice President, Market Planning and Systems. Prior to joining Northwest in 1993, Mr. Griffin held senior positions with Continental Airlines and American Airlines. Mr. Griffin is also a Director of Orbitz, Inc.
      Robert D. Isom, Jr., age 41, has been a member of our Board of Directors since May 2004. Mr. Isom has been designated and elected by Northwest pursuant to the terms of the Series A Preferred Stock. Mr. Isom has served as Senior Vice President, Customer Service for Northwest Airlines since April 2003. Prior to holding his current position, Mr. Isom served Northwest from 1991 through 1995 and 2000 through 2003 in various positions, including Vice President, International and Vice President, Finance. From 1995 through 2000, Mr. Isom held senior management positions in finance, operations and marketing at America West Airlines.
      Northwest has the right at any time to remove either of the directors it elected and to elect a different individual.
      No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the National Association of Securities Dealers (“NASD”) and other governing laws and regulations.
      In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. As a result of this annual review, the Board has determined that all of the directors, with the exception of Messrs. Trenary, Griffin and Isom, are independent. Even though they are not independent, Messrs. Trenary, Griffin and Isom have contributed to the Board and the Company through their experience, expertise and judgment. Mr. Trenary is not independent because of his position as President and Chief Executive Officer of the Company. Messrs. Griffin and Isom are not independent because they are currently officers of Northwest.
OTHER MATTERS
      We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this proxy statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.
BOARD OF DIRECTORS
Committees Established by the Board
      The Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal committees, their current members and the principal responsibilities of each are described below.
      During 2004, the Board of Directors met seven times and its standing committees met a total of 31 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee of which he was a member, which were held during the period that person was a director or committee member.
The Audit Committee
      The Board of Directors has adopted a written charter for the Audit Committee. The members of the Audit Committee are Messrs. Shannon, Chairman of the Committee, Peiser and Schreier. Each of the committee members is independent as defined under and required by the federal securities laws and NASD listing standards. Additionally, the Board of Directors has determined that Mr. Shannon qualifies as an audit committee financial expert under the federal securities laws. The Audit Committee met twelve times during fiscal 2004. The Audit Committee’s principal duties are:

•	to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report;

•	to approve all audit services and any permissible non-audit services provided by the independent auditors;

•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;

•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;

•	to review with management and the independent auditors the report of management on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	to review with the independent auditor any audit problems and management’s response;

•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;

•	to meet periodically and separately with management, internal auditors and the independent auditors;

•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;

•	to obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities; and

•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.
Report of the Audit Committee
      The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the preparation of those financial statements. The Audit Committee has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, the Sarbanes-Oxley Act of 2002 and other matters required by the Audit Committee’s charter. The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed the independence of the independent accountants. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission (“SEC”).

Audit Committee
R. Philip Shannon, Chairman
Robert A. Peiser
Thomas S. Schreier, Jr.

The Compensation Committee
      The Compensation Committee of the Board of Directors, which met seven times during the Company’s latest fiscal year, is composed of Messrs. Tomassetti, Chairman of the Compensation Committee, Breeding and McGehee, all of whom are independent as defined under NASD listing standards.
      The principal duties of the Compensation Committee are as follows:

•	to review key employee compensation policies, plans and programs;

•	to review, approve and recommend to the Board the compensation of the Company’s CEO and the other executive officers of the Company and its subsidiaries;

•	to review, approve and recommend to the Board any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•	to review and recommend to the Board with respect to succession planning for officers and senior employees;

•	to review and consult with the Company’s CEO concerning selection of officers, management succession planning, performance of individual executives and related matters; and

•	to administer our stock plans, incentive compensation plan programs and any such plans that the Board may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans.
Report of the Compensation Committee on Executive Compensation
      Policy. The objectives of the Company’s executive compensation programs are (i) to attract and retain the best and most qualified executives, (ii) to motivate executives to achieve the Company’s goals, (iii) to link executive and stockholder interests through the use of equity-based compensation, and (iv) to compensate executives competitively and in a manner that recognizes both corporate and individual contributions.
      Each year, the Compensation Committee reviews the Company’s executive compensation policies and programs and the overall compensation paid to the Company’s executive officers. The Compensation Committee approves all base salary changes and determines the number and amount of long-term incentive awards for the CEO, Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”). The Compensation Committee regularly reviews competitive market compensation data to establish total target compensation levels for the Company’s executives. In evaluating executive compensation, including the determination of competitive market data, the Compensation Committee periodically obtains the advice of independent consultants. The Compensation Committee and its consultants also review compensation for executives in non-airline companies with characteristics deemed to be comparable to those of the Company. The Compensation Committee and its consultants also consider the comparable executive compensation of other publicly-traded regional airlines, including some of the airlines in the airline industry index shown in the Performance Graph.
      In 2004, the Compensation Committee, with the assistance of its independent consultants, completed a comprehensive evaluation of the Company’s compensation plan for its executive officers. The evaluation, which included a review of competitive market data, resulted in various changes to the Company’s current compensation plan including the amount and mix of the base salary, incentive cash compensation and incentive stock compensation for each executive officer. The increase in 2005 total compensation for the Company’s executive officers, which is not known at this time, and a more detailed discussion of changes to the Company’s compensation plan for its executive officers will be included in the Company’s 2005 Proxy Statement.
      There are three basic components to the Company’s executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).
      Base Salaries. The Compensation Committee believes it is crucial for the Company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives.

The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company’s executives. Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.
      Annual Incentive Compensation. The Company’s Annual Management Bonus Plan provides for the payment of cash incentive awards to participants based on the achievement of certain corporate, operational unit and personal performance goals for the year. The corporate component of the incentive plan requires that the Company achieve a pre-determined level of income before income taxes, which is established by the Compensation Committee based on the Company’s operating budget for the year, as approved by the Board of Directors. The operational unit component is based on certain operational objectives for the respective unit, which are established at the beginning of each year. The personal component is based on the participant’s performance relative to his or her individual performance objectives for the year, which are weighted to reflect their relative priority. Each year, the Compensation Committee establishes the performance objectives for the CEO, CFO and COO. During 2004, the maximum bonus for the CEO was 60% of the executive’s base salary and the maximum bonus for the CFO and the COO was 50% of each executive’s base salary. For the CEO, CFO and COO the corporate and personal goals were assigned weightings of 70% and 30%, respectively. The maximum bonus, as a percentage of the executive’s base salary, for the Vice President, Flight Operations was 30% and for the Vice President, Safety and Regulatory Compliance and Vice President, Maintenance was 20%; their corporate, unit and personal goals were assigned weightings of 40%, 30% and 30%, respectively.
      The cash incentive payment for 2004 to each of the Named Executive Officers is shown in the “Bonus” column of the Summary Compensation Table.
      Long-Term Incentive Compensation. Under the Company’s stock incentive plans, the Compensation Committee may grant stock options and other stock-based awards to officers and key employees of the Company. This equity participation is designed to align the interests of the employees receiving stock awards and the Company’s stockholders over the long term and is used as a retention tool. The Company’s long-term equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. In addition to stock options, awards of restricted stock, deferred stock and restricted units may be made on a selective basis to individual executives in order to enhance the incentive for them to remain with the Company. The Company periodically grants new awards to provide continuing incentives for future performance. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts.
      The Company’s grant of restricted stock to executive officers during 2004 followed the above noted review conducted by the Compensation Committee and its independent consultants of the Company’s executive compensation and competitive market data.
      Incentive Compensation. The Compensation Committee believes that appropriate base salaries must be coupled with incentive compensation that not only attracts and retains qualified employees, but also rewards them for increased performance. Compensation linked to the performance of our Common Stock is one of the best incentives to align management’s interests with those of stockholders and to enhance performance. In addition, through the 2003 Stock Incentive Plan (the “2003 Plan”), the Compensation Committee sought to define performance criteria relative to the performance of our Common Stock, and develop programs designed to retain management in the face of significant employment opportunities and recruiting efforts from other companies.
      CEO Compensation. During fiscal year 2004, Mr. Trenary received a base salary of $314,995 and a cash incentive payment of $174,822. In reviewing and approving the compensation package for Mr. Trenary, the

Compensation Committee considered the qualitative and quantitative factors listed above in “Base Salaries” and “Annual Incentive Compensation.” Mr. Trenary’s base salary for 2004 also considered the increase in Mr. Trenary’s responsibilities following the Company’s successful initial public offering that occurred in 2003. Effective January 1, 2005, Mr. Trenary’s base salary was increased to $342,000. This increase in Mr. Trenary’s compensation and the grant of 12,000 shares of restricted stock during 2004 were based on the above noted review of the Company’s executive compensation and competitive market data that was conducted by the Compensation Committee and its independent consultants. In establishing Mr. Trenary’s compensation, the Compensation Committee also considered his expected future contributions to the Company’s performance.
      Compliance with the $1 Million Limit on Deductible Compensation. In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.
      To the extent consistent with the Company’s compensation policies and the Compensation Committee’s assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Compensation Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and will in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such benefits.

Compensation Committee
Nicholas R. Tomassetti, Chairman
Donald J. Breeding
James E. McGehee, Jr.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of the Board of Directors administers the Company’s executive compensation programs. The committee is currently composed of three independent directors, Messrs. Breeding, McGehee and Tomassetti, and no member of the committee is or has been an officer or employee of the Company or any of its subsidiaries.
The Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board of Directors (the “Nominating Committee”), which met five times during the Company’s latest fiscal year, recommends nominees for election to the Board by the stockholders at the annual meeting, makes recommendations to the Board of Directors regarding corporate governance matters and practices, including on-going director education and oversees periodic self-assessments of the Board, its individual members and each of its committees. The Nominating Committee operates in accordance with its charter. The Nominating Committee is composed of Messrs. Breeding, Chairman of the Committee, Peiser and Tomassetti, all of whom are independent as defined under NASD listing standards.
      The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate’s previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it evaluates candidates that it has identified based upon:

•	character, personal and professional ethics, integrity and values;

•	executive level business experience and acumen;

•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the aviation and travel/leisure industries, it is not a prerequisite);

•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;

•	business judgment;

•	availability and willingness to serve on the Board;

•	independence requirements of the NASDAQ Stock Market;

•	potential conflicts of interest with the Company or its stockholders taken as a whole; and

•	accomplishment within the candidate’s own field.
      The Nominating Committee has adopted a policy with regard to considering a shareholder’s nominee. To submit a nominee for consideration, a shareholder must provide to the Nominating Committee:

•	proof of the shareholder’s eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;

•	a complete description of the candidate’s qualifications, experience and background; and

•	the candidate’s signed consent to serve on the Board.
      In general, the Nominating Committee will evaluate a candidate identified by a shareholder using the same standards as it uses for candidates it identifies. Before recommending a shareholder’s candidate, the Nominating Committee may also:

•	consider whether the shareholder candidate will significantly add to the range of talents, skills and expertise of the Board;

•	conduct appropriate verifications of the background of the candidate; or

•	interview the candidate or ask the candidate for additional information.
      The Nominating Committee has full discretion not to include a shareholder’s candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a shareholder’s candidate to the Board, it will not make public the reason or reasons for its decision.
The Finance Committee
      The Finance Committee of the Board of Directors, which met seven times during the Company’s latest fiscal year, is composed of Messrs. Schreier, Chairman of the Committee, Gorman and McGehee. The principal duties of the Finance Committee are as follows:

•	to review all capital expenditures on behalf of the Company in excess of $250,000. The Finance Committee will have the authority to approve all transactions involving capital expenditures on behalf of the Company that are in excess of $250,000 but less than $1 million. The Finance Committee will make recommendations to the Board of Directors regarding any transaction involving capital expenditures in excess of $1 million;

•	to review and make recommendations to the Board of Directors regarding the following:

(1)	our annual operating and capital budget;

(2)	all forms of major financing, including the issuance of securities, corporate borrowings and investments and lease financing; and

(3)	our dividend policy and any stock repurchase program; and

•	to review and consult with management regarding the following:

(1)	our financial planning activities, capital structure, financial condition and liquidity requirements;

(2)	our financial risk management policies; and

(3)	our investment policies other than investment policies and funding requirements with respect to our employee benefit plans.
Compensation of Directors
      Each director who is not a salaried officer or employee of the Company receives an annual retainer fee of $25,000, an annual grant with an expected value of $35,000, in a mix of 50/50 restricted stock and stock options (based on value), with the options vesting in one year and having a 10-year term to exercise, a meeting attendance fee of $1,500 per meeting of the Board of Directors, the Compensation Committee, the Nominating Committee and the Finance Committee and $2,500 per meeting of the Audit Committee and reimbursement of all out-of-pocket expenses incurred in performance of the director’s duties. Directors receive an amount equal to half of the meeting attendance fee for all telephonic Board of Directors and committee meetings. The Chairman of the Company’s Board of Directors receives an additional $50,000 annual retainer fee, the Chairman of the Audit Committee is paid an additional $20,000, and the Chairman of the Compensation Committee and the Chairman of the Nominating Committee are paid an additional $10,000.
      In addition, each independent director receives flight benefits on the Company’s flights during his or her term as a director, permitting positive space travel on the Company’s flights by the director and the director’s family, as well as passes permitting positive space travel on Northwest. Such flight benefits for personal travel represent taxable income for each director at a value determined by the Company in accordance with industry standards. During 2004, the value the Company imputed for the use of such flight benefits varied by director, but did not exceed $5,000 for any of the outside directors.
Executive Officers
      The following is a brief discussion of the business experience of the Company’s executive officers who do not also serve on our Board of Directors:
      Peter D. Hunt, age 35, has been Vice President and Chief Financial Officer since December 2004. Prior to joining our company, Mr. Hunt was Managing Director, Corporate Finance at Continental Airlines, Inc. from 2000 to 2004. Mr. Hunt also served in several finance positions of increasing responsibility at Continental Airlines, Inc. from 1996 to 2000, including Director, Financial Analysis. Prior to joining Continental, Mr. Hunt was employed with BDO Seidman, LLP. Mr. Hunt replaced Curtis Sawyer, who resigned from the Company in August 2004.
      Douglas W. Shockey, age 45, has been Vice President and Chief Operating Officer since September 2002. Mr. Shockey was Vice President, Maintenance and Engineering from December 1995 to August 2002. Prior to joining our company, Mr. Shockey was Vice President, Maintenance and Engineering for Flagship Airlines from 1988 to 1995. Previously, Mr. Shockey was also Vice President for Air Midwest from 1984 to 1988.
      Barry G. Baker, age 45, has been Vice President, Maintenance and Engineering since September 2002. Mr. Baker joined our company in January 1996 and served as our Director of Maintenance from April 1999 through August 2002. Prior to joining our company, Mr. Baker was the Manager of Maintenance Operations for Flagship Airlines from 1988 to 1996. Previously, Mr. Baker held various positions at A V Air, Inc. from 1985 to 1988.
      Edgar C. Fell, age 61, has been Vice President, Safety and Regulatory Compliance since June 1998. Prior to joining our company, Mr. Fell held various management positions with the Federal Aviation Administration from 1980 to 1998, most recently serving as Director, Flight Program Oversight from 1997 to 1998.
      Robert W. Lowe, age 57, has been Vice President, Customer Service since July 1997. Prior to joining the company, Mr. Lowe spent a year at Lone Star/Aspen Mountain Air as its Director of Stations and Security.

Previously, Mr. Lowe served Continental Airlines in various customer service management positions from 1971 to 1996.
      Alice G. Pennington, age 49, has been Vice President, Human Resources since May 2001. Ms. Pennington joined our company in January 1999. Prior to joining our company, Ms. Pennington served as Director of Human Resources for Celcore/DSC Communications/Alcatel from 1996 to 1999.
      D. Philip Reed, Jr., age 49, has been Vice President, Marketing and In-Flight Services since May 1995. Prior to joining our company, Mr. Reed was Senior Vice President, Sales & Marketing for Traveline Consortium from 1994 to 1995. Previously, Mr. Reed held various sales management positions with Eastern Airlines and Continental Airlines from 1985 to 1994, and with Eastern Airlines in the In-Flight Department from 1979 to 1985.
      Nikki M. Tinker, age 34, has been Vice President, Labor Relations since April 2004. Prior to joining our company, Ms. Tinker served as an attorney for Ford & Harrison LLP working in all aspects of labor and employment law. Ms. Tinker is a member of the Bar in Alabama, Tennessee and the District of Columbia and is admitted to practice before the United States Supreme Court.
      Jonathan G. Young, age 48, had been Vice President, Flight Operations since August 1998. Prior to joining our company, Mr. Young was Manager, Flight Operations and Quality Assurance for Northwest from 1997 to August 1998. Previously, Mr. Young held Director of Flight Training positions for FlightSafety International, Phoenix Airlines Services, Inc. and American Eagle Flagship. Mr. Young resigned from the Company during January 2005.
Compensation of Executive Officers
      The following tables set forth information regarding the total compensation paid to our CEO, the five other most highly compensated executives during 2004, (which includes two former executive officers, one of whom was an executive officer as of December 31, 2004) (collectively, the “Named Executive Officers”) during each of the last three fiscal years, the number of shares of common stock subject to options granted to them and the number of shares available for future issuance (before amendment of the 2003 Plan).
Summary Compensation Table

				Restricted	Securities	All Other
			Bonus($)	Stock	Underlying	Compensation($)
Name and Principal Position	Year	Salary($)	See Note(1)	Awards($)(2)	Options(#)	See Note(3)

Philip H. Trenary	2004	314,995	174,822	130,080	—	10,516
President and Chief	2003	294,558	179,952	—	262,700	10,376
Executive Officer	2002	285,919	161,164	—	—	9,404
Douglas W. Shockey	2004	174,990	80,933	108,400	—	10,423
Vice President and Chief	2003	166,858	100,057	—	131,350	10,133
Operating Officer	2002	156,929	90,710	—	—	8,763
Curtis E. Sawyer(4)	2004	126,758	—	—	—	9,086
Vice President and Chief	2003	170,488	101,144	—	131,350	10,317
Financial Officer	2002	175,832	94,637	—	—	5,973
Jonathan G. Young(5)	2004	164,593	37,307	54,200	—	9,602
Vice President, Flight	2003	150,780	77,994	—	36,500	10,174
Operations	2002	149,084	86,191	—	—	6,187
Edgar C. Fell	2004	141,362	19,966	27,100	—	8,724
Vice President, Safety and	2003	120,806	48,404	—	36,500	8,982
Regulatory Compliance	2002	124,147	47,097	—	—	5,978
Barry G. Baker	2004	121,179	21,234	54,200	—	7,314
Vice President, Maintenance	2003	110,756	46,315	—	36,500	7,740
and Engineering	2002	89,964	16,461	—	—	4,358

(1)	The amounts shown represent payments under the Pinnacle Airlines, Inc. Annual Management Bonus Plan and the annual cash retention payment.

(2)	The restricted stock was granted on October 29, 2004, and vests one year from the grant date. The stock had a fair market value of $10.84 on the grant date. The Named Executive Officers’ restricted share holdings (aggregate number and value) as of December 31, 2004, are as follows: Mr. Trenary, 12,000 shares, $167,280; Mr. Shockey, 10,000 shares, $139,400; Mr. Young, 5,000 shares, $69,700; Mr. Fell, 2,500 shares, $34,850; Mr. Baker, 5,000 shares, $69,700.

(3)	The amounts shown represent Company contributions to the 401(k) retirement plan.

(4)	Mr. Sawyer resigned from the Company during August 2004.

(5)	Mr. Young resigned from the Company during January 2005.
There were no option grants to the Named Executive Officers in the last fiscal year.
Aggregated Option Exercises in 2004 and Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at Fiscal Year-End		Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Philip H. Trenary	—	—	65,675	197,025	—	—
Douglas W. Shockey	—	—	32,838	98,513	—	—
Curtis E. Sawyer(2)	—	—	—	—	—	—
Jonathan G. Young(3)	—	—	9,125	27,375	—	—
Edgar C. Fell	—	—	9,125	27,375	—	—
Barry G. Baker	—	—	9,125	27,375	—	—

(1)	As of December 31, 2004, there were no outstanding unexercised in-the-money options.

(2)	Mr. Sawyer forfeited his 131,350 unexercisable options upon resigning from the Company in August 2004.

(3)	Mr. Young forfeited his 36,500 options upon resigning from the Company in January 2005.
Securities Authorized for Issuance under Equity Compensation Plans

Number of securities
	to be issued upon	Weighted averaged	Number of securities
	exercise of outstanding	exercise price of outstanding	remaining available for
Plan Category	options, warrants, and rights	options, warrants, and rights	future issuance

Equity compensation plans approved by security holders	759,250	$13.84	1,392,750
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Employment Contracts
      The Company entered into employment agreements with Messrs. Trenary and Sawyer in January 2003, which entitle each executive to receive a base salary which may be increased by the Board of Directors, to participate in an annual bonus program, and to participate in the Company’s compensation and benefit plans for management employees. Mr. Sawyer’s agreement terminated when he resigned from the Company in August 2004. Mr. Trenary’s agreement has no set term of duration and his employment under the agreement is terminable by either party for any reason upon 30 days’ written notice. Under his agreement, in the event of a termination of the executive’s employment by the Company other than for “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement), subject to the executive’s execution of a general release, the executive will receive (i) a severance payment equal to the sum of 1.5 times

Mr. Trenary’s annual base salary and target incentive payment for the year of termination and (ii) a pro rata share of the incentive bonus the executive would have received with respect to the year of termination. In addition, the executive will also continue to receive coverage under the Company’s medical and dental plans until the earlier of the second anniversary of the executive’s termination of employment or the date the executive is employed by a new employer. The executive also is subject to a one-year covenant not to compete with the Company or solicit its employees upon termination of his employment with the Company and a covenant not to reveal the Company’s confidential information or disparage the Company during the term of employment or thereafter. Notwithstanding the provisions of the agreement, the executive agrees that any payments or benefits not permitted by the Air Transportation Safety and System Stabilization Act will be deferred until allowed under the Act and to the extent the Act does not permit deferral of any payments or benefits, the payments and benefits will not exceed the maximum amount allowed under the Act. The Company did not enter into a separation agreement with Mr. Sawyer upon his resignation from the Company.
      In January 2005, the Company entered into a separation agreement with Mr. Young, who left the Company to pursue other business opportunities. Under the separation agreement, the Company agreed to pay Mr. Young’s accrued base salary, bonus and deferred vacation time, severance of $168,563 payable in twenty six installments and $54,200 for the value of restricted stock previously awarded to Mr. Young. The Agreement also contained various covenants of Mr. Young for the benefit of the Company.
Performance Graph
      The following graph compares the cumulative total return on our Common Stock with the cumulative total returns (assuming reinvestment of dividends) on the American Stock Exchange Airline Industry Index and the NASDAQ Composite Index as if $100 were invested in our common stock and each of those indices on November 25, 2003, the date of our initial public offering.

	11/25/2003	12/31/2003	12/31/2004

Pinnacle Airlines Corp.	$100.00	$99.21	$99.57

American Stock Exchange Airline Industry Index	$100.00	$95.06	$93.06

NASDAQ Composite Index	$100.00	$103.10	$111.96

Certain Relationships and Related Transactions
      Northwest is a related party of the Company. The Company generates substantially all of its revenue from its Airline Services Agreement with Northwest under which the Company uses the “NW” two-letter designator code in displaying its schedules on all flights in the automated airline reservation systems used throughout the industry. Under this agreement, the Company uses the name “Northwest Airlink.” Northwest leases the Company all of its regional jets, provides certain borrowings to the Company and is the owner of 2,492,060 shares of the Company’s Common Stock and the Company’s Series A Preferred Stock, which provides Northwest the right to annually select two of the Company’s directors for one-year terms. As noted in the earlier discussion of outstanding shares and voting rights, certain actions may not be taken by the Company’s Board of Directors without the approval of Northwest. Messrs. Griffin and Isom are the directors currently designated by Northwest.
      Pursuant to the terms of a ground handling agreement with Northwest, the Company provides certain ground handling functions to Mesaba Airlines (“Mesaba”), another regional airline that also provides airline capacity to Northwest. Northwest owns 27.5% of the common stock of MAIR Holdings, Inc., the holding company of Mesaba. For the years ending December 31, 2004, 2003 and 2002, the Company recorded revenue of approximately $2,111,000, $6,010,000 and $5,918,000, respectively, for providing these services to Mesaba. As provided in the agreement, certain amounts earned by the Company in providing these services are paid by Northwest. Of the amounts noted above for other revenue for the years ending December 31, 2004, 2003 and 2002, approximately $950,000, $2,020,000 and $3,087,000, respectively, were paid by Northwest. The Company obtains ground handling and landing fee services from Mesaba at certain cities where Mesaba has existing operations. Ground handling services obtained from Mesaba for the years ended December 31, 2004, 2003 and 2002 totaled $15,621,000, $13,196,000 and $5,727,000, respectively.
      The following is a summary of other amounts related to Northwest during the past three years (in thousands):

	Years Ended December 31,

	2004	2003	2002

Revenue Earned from Northwest:
Regional airline services	$631,504	$450,611	$325,386
Other revenue	950	2,020	3,087
Expenses Incurred to Northwest:
Aircraft fuel	83,061	53,909	27,247
Aircraft rentals	209,047	136,283	79,260
Other rentals and landing fees	11,250	11,250	9,063
Ground handling services	46,112	32,069	14,584
Other	394	275	344
Interest expense (income)	4,765	7,176	(2,937)
      Net amounts due from Northwest as of December 31, 2004 and 2003 were $22,894,000 and $16,187,000, respectively. Net amounts due to Northwest as of December 31, 2004 and 2003 were $1,061,000 and $1,039,000, respectively.
Section 16(a) Beneficial Ownership Reporting Compliance
      Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of the Company’s directors and executive officers complied during fiscal year 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Beneficial Ownership by Certain Persons
      The following table sets forth, as of March 28, 2005, information with respect to persons owning beneficially (to our knowledge) more than five percent of our Common Stock:

Name and Address of Beneficial Holder	Number of Shares	Percent of Class(1)

Northwest Airlines Corporation 2700 Lone Oak Parkway Eagan, MN 55121	2,492,060	11.4	%(2)
Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	1,865,470	8.5	%(3)
UBS AG Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	1,620,300	7.4	%(4)
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	1,185,585	5.4	%(5)

(1)	Based on 21,945,260 shares of Common Stock outstanding on March 28, 2005.

(2)	This information is based on a Schedule 13G filed on February 12, 2004 by Northwest Airlines Corporation, which reported that as of December 31, 2003, it had sole power to vote or direct the vote, and sole power to dispose or direct the disposition of 2,492,060 shares. It reported no shared voting power or shared dispositive power over such shares.

(3)	This information is based on Amendment 1 to Schedule 13G filed on February 15, 2005 by Capital Group International, Inc. (“CGII”), which reported that as of December 31, 2004, it was deemed by virtue of Rule 13d-3 of the Securities Exchange Act of 1934 to have beneficial ownership of 1,865,470 shares, with the sole power to vote or direct the vote of 1,221,570 shares and sole power to dispose or direct the disposition of 1,865,470 shares. CGII disclaims beneficial ownership. Capital Guardian Trust Company, a wholly owned subsidiary of CGII (“CGTC”), is deemed to be the beneficial owner of 1,784,570 shares, with the sole power to vote or direct the vote of 1,115,670 shares and sole power to dispose or direct the disposition of 1,784,570 shares. Neither CGII nor CGTC reported shared voting power or shared dispositive power over such shares.

(4)	This information is based on a Schedule 13G filed on February 17, 2005 by UBS AG, which reported that as of December 31, 2004, it had sole power to vote or direct the vote of 1,282,600 shares, sole power to dispose or direct disposition of 163,700 shares and shared power to dispose or direct disposition of 1,456,600 shares.

(5)	This information is based on a Schedule 13G filed on February 14, 2005 by AXA Financial, Inc., which reported that as of December 31, 2004, it had sole power to vote or direct the vote of 1,083,935 shares, shared power to vote or direct the vote of 14,850 shares and sole power to dispose or direct disposition of 1,185,585 shares.
In addition, Northwest owns the one share of Series A Preferred Stock.

Beneficial Ownership of Common Stock by Directors and Executive Officers
      The following table shows, as of March 28, 2005, the number of shares of Common Stock beneficially owned by each of the Company’s current directors and nominees, the Named Executive Officers, and all executive officers and directors as a group.

	Amount and Nature of
Name of Beneficial Holder	Beneficial Ownership	Percent of Class(1)

Named Executive Officers:
Philip H. Trenary(2)	79,075	*
Douglas W. Shockey(3)	43,138	*
Curtis E. Sawyer(4)	500	*
Jonathan G. Young(5)	200	*
Edgar C. Fell(6)	11,725	*
Barry G. Baker(6)	14,325	*
Directors:
Donald J. Breeding(7)	6,450	*
Stephen E. Gorman(8)	6,175	*
Timothy J. Griffin(7)	5,450	*
Robert D. Isom, Jr.	1,800	*
James E. McGehee, Jr.	73,250	*
Robert A. Peiser(8)	7,175	*
Thomas S. Schreier, Jr.(9)	13,675	*
R. Philip Shannon(10)	8,325	*
Nicholas R. Tomassetti(7)	6,450	*
All executive officers and directors as a group (16 persons)(11)	312,188	1%

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock of the Company.

(1)	Based on 21,945,260 shares of Common Stock outstanding on March 28, 2005.

(2)	Includes 1,400 shares held in trust for Mr. Trenary’s wife and 65,675 shares issuable upon exercise of options.
(3) Includes 32,838 shares issuable upon exercise of options.

(4)	Mr. Sawyer forfeited his 131,350 stock options upon resigning from the Company in August 2004. The 500 shares listed above represent shares the Company knew Mr. Sawyer to own as of his resignation date.

(5)	Mr. Young forfeited his 36,500 stock options and 5,000 shares of restricted stock upon resigning from the Company in January 2005. The 200 shares listed above represent shares the Company knew Mr. Young to own as of his resignation date.

(6)	Includes 9,125 shares issuable upon exercise of options.

(7)	Includes 3,650 shares issuable upon exercise of options.

(8)	Includes 4,375 shares issuable upon exercise of options.

(9)	Includes 4,500 shares held by Mr. Schreier’s children and 4,375 shares issuable upon exercise of options.

(10)	Includes 550 shares held by Mr. Shannon’s wife and 4,375 shares issuable upon exercise of options.

(11)	Excludes shares owned by Messrs. Sawyer and Young. Includes 172,588 shares issuable upon exercise of options.

Relationship with Independent Public Accountants
      On March 8, 2005, the Audit Committee approved the reappointment of Ernst & Young LLP (“E&Y”) as the Company’s certifying independent public accountants for the year ended December 31, 2005. Representatives of E&Y are expected to be present at the 2005 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
Fees Paid to Independent Public Accountants
      All services provided by E&Y during the fiscal year 2004 were pre-approved by the Audit Committee. The aggregate fees billed by E&Y for various services provided during 2004 and 2003 were:

Type of Fees	2004	2003

Audit Fees	$1,089,656	$196,992
Audit-Related Fees	18,500	13,526
Tax Fees	—	—
All Other Fees	1,500	1,639
Total	$1,109,656	$212,157
      In the above table, in accordance with SEC definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees billed for tax compliance, tax advice and tax planning; and “all other fees” are fees billed for any services not included in the first three categories. Audit fees in 2004 included billings of E&Y related to its annual audit of the Company’s financial statements and review of the Company’s quarterly financial statements. The 2004 audit fees of E&Y also included billings associated with its audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Audit fees in 2003 only included the E&Y billings related to its annual audit of the Company’s financial statements. The reporting and evaluation requirements of Sarbanes-Oxley were not required in 2003 and E&Y did not perform quarterly reviews of the Company’s financial statements prior to its initial public offering in November 2003.
2006 Annual Meeting
      Any stockholder who wants to present a proposal at the 2006 Annual Meeting of Stockholders and to have that proposal set forth in the Proxy Statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the Company, and it must be received by the Secretary of the Company at our principal executive offices by December 12, 2005 to be considered for inclusion. The Company’s bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in the Company’s notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2006 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of the Company at our principal executive offices not less than 45 days and not more than 75 days prior to May 12, 2006. However, if the 2006 Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 12, 2006, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2006 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2006 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. The Company recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the

Company’s bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.
      EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE ENCLOSED INSTRUCTIONS AND VOTE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.
      The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including exhibits, is available on the Company’s website at www.nwairlink.com. The Company will furnish a copy of the 10-K to interested security holders without charge, upon written request. The Company will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company’s Secretary at the Company’s headquarters at 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132.

PINNACLE AIRLINES CORP.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

A vote “FOR” Proposal 1 is recommended by the Board of Directors.

PINNACLE AIRLINES CORP.

1.	Election of Directors.
Nominees: (01) James E. McGehee, Jr., (02) Philip H. Trenary and (03) Robert A. Peiser

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐
For all nominees except as noted above

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder. If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate this when signing. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date:

DETACH HERE

P
R
O
X
Y

PINNACLE AIRLINES CORP.

1689 Nonconnah Blvd., Suite 111
Memphis, TN 38132

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Donald J. Breeding and Nicholas R. Tomassetti as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Pinnacle Airlines Corp. held of record by the undersigned on March 28, 2005, at the annual meeting of stockholders to be held on May 12, 2005 and at any and all adjournments thereof upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to EquiServe Trust Company, P.O. Box 8694, Edison, New Jersey 08818-8694.

(Continued and to be signed on the reverse side)

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?